Exhibit 10.1

                              SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT is made as of October 3, 2007 (the "Effective Date"), by and among MRC Chargers, Ltd., a Texas limited partnership ("Seller"), formerly named McDowell Research Ltd., Frank Alexander ("FA"), James Evans ("JE"), Thomas Hauke ("TH"), Earl Martin, Sr. ("EM"), Gloria Martin ("GM"), Lillian Hauke ("LH"), Ultralife Batteries, Inc., a Delaware corporation ("ULB"), and McDowell Research Co., Inc., a Delaware corporation wholly owned by ULB and formerly named MR Acquisition Corporation ("MRCI" and together with ULB, "Buyer").

                                    Recitals

     R.1. Seller, TH, EM, JE, FA and Buyer are parties to an Asset Purchase Agreement, dated as of May 1, 2006 (together with the Exhibits and Schedules thereto, the "APA"), pursuant to which Buyer purchased the Transferred Assets from Seller on July 3, 2006 (the "Closing"). At the Closing, Buyer paid the $25 million Purchase Price for the Transferred Assets pursuant to the APA as follows: (a) $5,000,000 by wire transfer to Seller and (b) by delivery of a $20 million subordinated convertible note to Seller in the form of APA Exhibit A (the "Original Convertible Note"). (Capitalized terms used but not defined herein shall have the meanings ascribed to them in the APA.)

     R.2. On or about April 1, 2007, as requested by Seller pursuant to APA
Section 5.20, ULB issued, as successor notes to the Original Convertible Note, six subordinated convertible promissory notes in the aggregate principal amount of $20 million (the "Convertible Notes"). The holders and principal amounts of the Convertible Notes immediately prior to the effectiveness of this Agreement are, respectively, as follows: (a) FA-$500,000; (b) JE-$1,000,000;
(c)TH-$4,625,000; (d) EM-$4,625,000; (e) GM-$4,625,000; and (f)LH-$4,625,000.

     R.3. In a letter dated June 27, 2007 from Buyer's counsel Arent Fox LLP to Seller and Seller Shareholders, Buyer made claims against Seller and Seller Shareholders, including for (a) the reimbursement of an overpayment made by Buyer to Seller on or about January 16, 2007 pursuant to APA Section 2.6(c) and
(b) the reduction of the aggregate principal amount of the Convertible Notes as indemnification under APA Section 8.1 for Buyer Losses that resulted from breaches of the APA by Seller and each of FA, JE, TH and EM ("Seller Shareholders"), as set forth in the letter from Buyer's counsel ("Buyer's Claim Letter").

     R.4. In a letter dated July 6, 2007 from TH to ULB's representative Philip
A. Fain, Seller and Seller Shareholders protested Buyer's claims set forth in Buyer's Claim Letter and claimed that Buyer owes Seller a specified additional amount pursuant to APA Section 2.6 (c) ("Seller's Response Letter").

     R.5. The Parties desire to (a) settle, release and discharge in full all claims set forth in the Buyer's Claim Letter and Seller's Response Letter and
(b) release and discharge in full any and all claims arising from representations and warranties in the APA and certain other claims that might otherwise arise pursuant to the APA.

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     Now, therefore, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, covenants and agreements expressly set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be bound legally, represent, warrant, covenant and agree as follows:

Section 1. General Settlement.

     (a) Purchase Price Adjustment. The Parties agree that, in consideration of the settlement, release and discharge hereunder of all of Buyer's claims against Seller and Seller Shareholders set forth in Buyer's Claim Letter, and on the other terms and conditions hereof, including the release and discharge of certain other claims and potential claims under or otherwise arising from the APA, all as provided in Sections 2 and 3, as of the Effective Date:

     (i) the Purchase Price under the APA, including as defined in APA Section 2.6(a), shall be, and hereby is, reduced from $25 million to $19 million for all purposes and such Purchase Price reduction shall be effected by reducing the aggregate principal amount of the Convertible Notes, on a pro rata basis, from $20 million to $14 million as of the Effective Date, as provided in Section 1(b);

     (ii) the Convertible Notes shall be further amended as of the Effective Date by (1) increasing the interest rate on the unpaid principal amount of the Convertible Notes, as reduced pursuant to Section 1.1 (a)(i), from four percent to five percent per annum and (2) obligating ULB to make, on or before November 18, 2007, (x) a prepayment in full of $350,000 and $700,000, respectively, on the Convertible Notes issued to FA and JE and (y) a prepayment of $2,450,000 on the principal amount of the Convertible Notes, on a pro rata basis, issued to TH, EM, GM and LH, all as provided in Section 1(b); and

     (iii) the final amount payable to Seller under APA Section 2.6(c) is fixed at $1,500,000 and the Parties acknowledge and agree that Buyer paid such fixed amount to Seller in January 2007, and as a result no claims shall be made by any Party in respect of APA Section 2.6(c).

     (b) Amendment of Convertible Notes. To amend and restate the Convertible Notes pursuant to Section 1(a), simultaneously with the execution and delivery of this Agreement:

     (i) ULB is issuing and FA is accepting a successor Convertible Note dated the Settlement Date, in the principal amount of $350,000, substantially in the form of Exhibit A, and in exchange therefor, FA is surrendering to ULB FA's $500,000 Convertible Note dated April 1, 2007;

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     (ii) ULB is issuing and JE is accepting a successor Convertible Note dated the Settlement Date, in the principal amount of $700,000, substantially in the form of Exhibit A, and in exchange therefor, JE is surrendering to ULB JE's $1,000,000 Convertible Note dated April 1, 2007;

     (iii) ULB is issuing and TH is accepting a successor Convertible Note dated the Settlement Date, in the principal amount of $3,237,500, substantially in the form of Exhibit B, and in exchange therefor, TH is surrendering to ULB TH's $4,625,000 Convertible Noted dated April 1, 2007;

     (iv) ULB is issuing and EM is accepting a successor Convertible Note dated the Settlement Date, in the principal amount of $3,237,500, substantially in the form of Exhibit B, and in exchange therefor, EM is surrendering to ULB EM's $4,625,000 Convertible Note dated April 1, 2007;

     (v) ULB is issuing and GM is accepting a successor Convertible Note dated the Settlement Date, in the principal amount of $3,237,500, substantially in the form of Exhibit B, and in exchange therefor, GM is surrendering to ULB GM's $4,625,000 Convertible Note dated April 1, 2007;

     (vi) ULB is issuing and LH is accepting a successor Convertible Note dated the Settlement Date, in the principal amount of $3,237,500, substantially in the form of Exhibit B, and in exchange therefor, LH is surrendering to ULB LH's $4,625,000 Convertible Note dated April 1, 2007; and

     (vii) each of Seller, FA, JE, TH, EM, GM, LH and ULB is executing and delivering an Amendment to Subordination and Intercreditor Agreement with JPMorgan Chase Bank, N.A., as Senior Lender Representative, dated on or about the date hereof, substantially in the form of Exhibit C, which, in connection with the transactions contemplated hereby, amends the Subordination and Intercreditor Agreement dated as of July 3, 2006 among Seller, ULB and Senior Lender Representative.

Section 2.        Release of Certain APA Claims.

     (a) Release of Seller, Seller Shareholders, GM and LH. Buyer does hereby release, acquit and forever discharge Seller, each of Seller Shareholders, GM and LH from any and all Released Claims.

     (b) Seller's Response Letter. Seller, each of Seller Shareholders, GM and LH does hereby release, acquit and forever discharge Buyer from any and all claims of Seller, one or more Seller Shareholders, GM or LH against Buyer set forth in Seller's Response Letter, including any and all such claims under APA
Section 2.6(c).

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Section 3. Certain Acknowledgments, Representations and Warranties. Each Party
acknowledges, represents and warranties to the other Parties that:

     (a) such Party is entering into this Agreement and consummating the transactions contemplated hereby freely and voluntarily;

     (b) such Party has ascertained and weighed all the facts and circumstances likely to influence the Party's judgment herein;

     (c) such Party has given due consideration to the terms and conditions herein;

     (d) such Party has been advised by, and has had a full and fair opportunity to review the contents of this Agreement with, the Party's counsel, and the Party thoroughly understands and consents to all terms and conditions hereof;

     (e) such Party has full legal right, power and authority to enter into and perform all of the Party's obligations under this Agreement, and this Agreement has been duly executed and delivered by the Party in accordance with its terms;

     (f) this Agreement constitutes without further action by or authorization of any other Person, a legal, valid and binding obligation of such Party enforceable against the Party in accordance with its terms; and

     (g) neither the execution and delivery of this Agreement nor the consummation by such Party of the transactions contemplated hereby, or compliance by the Party any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) result in a breach of any agreement, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Party or any of its assets, or (iii) require the consent, approval, permission or other authorization of any other Person.

Section 4. Continued Effectiveness of Certain Agreements. Notwithstanding the effectiveness of this Agreement, the Registration Rights Agreement and the Separation Agreement and Release effective as of February 26, 2007 between MRCI and each of FA and TH shall remain in full force and effect, without change, amendment, modification or waiver hereby. As of and after the Effective Date, any and all obligations and liabilities of Seller, each of Seller Shareholders, GM and LH under the APA are hereby and shall be released, acquitted and forever discharged by Buyer, except that, notwithstanding the foregoing or anything else herein to the contrary, the respective obligations and liabilities of Seller, each of Seller Shareholders, GM and LH under the Continuing APA Sections shall remain in full force and effect, without change, amendment, modification or waiver hereby. Except as otherwise set forth in or contemplated by this Agreement, or set forth in or contemplated by the successor Convertible Notes referenced in Section 1, the APA shall remain in full force and effect, without change, amendment, modification or waiver, as to the obligations and liabilities of Buyer thereunder to the other Parties.

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Section 5. Settlement Closing. Subject to the terms and conditions hereof, the consummation of the transactions contemplated hereby (the "Settlement Closing") shall take place at the offices of Arent Fox LLP, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, or such other place as Buyer and Seller may agree, on the Effective Date. Notwithstanding anything herein to the contrary, the Settlement Closing shall only be deemed to have been consummated upon the Effective Date.

Section 6.        Non-Disparagement and Confidentiality

     (a) Except in connection with enforcing any rights or obligations under this Agreement or under any other agreement referenced herein, including the APA and the Convertible Notes, Seller, each Seller Shareholder, GM and LH shall refrain from taking any action or making any statements, written or oral, which disparage or defame the goodwill or reputation of ULB or MRCI or any of their respective officers, agents, directors, employees and subsidiaries.

     (b) Seller, each Seller Shareholder, GM and LH shall refrain from taking any action or making any statements, written or oral, which contain confidential, sensitive, financial, strategic or non-public information about ULB or MRCI or any of their respective officers, agents, directors, employees and subsidiaries.

     (c) Except in connection with enforcing any rights or obligations under this Agreement or under any other agreement referenced herein, including the APA and the Convertible Notes, Buyer and Buyer's directors and officers shall refrain from taking any action or making any statements, written or oral, which disparage or defame the goodwill of Seller, any Seller Shareholder, GM or LH.

Section 7. Retroactive Termination of this Agreement. Notwithstanding anything to the contrary herein, if as of 5:00 p.m. EST on November 18, 2007, any of the $350,000, $700,000 or $2,450,000 prepayments contemplated by Section 1(a)(ii) have not been made, any one or more of FA, JE, TH, EM, GM and LH holding a majority in principal amount of the Convertible Notes issued pursuant to Section 1(b) shall be entitled, upon five Business Day's prior notice to Buyer, to terminate this Agreement, provided that (a) all of the unpaid prepayments contemplated by Section 1 (a)(ii) have not been subsequently paid before the effectiveness of such termination and (b) all six successor Convertible Notes issued pursuant to Section 1(b) have been surrendered to Buyer in exchange for the Convertible Notes surrendered pursuant to Section 1(b). Upon such termination, (a) this Agreement shall be null and void retroactively and of no force or effect whatsoever (except as provided in this Section 7), as if it were never entered into nor the transactions contemplated hereby ever consummated, including the issuances of the successor Convertible Notes pursuant to Section 1 and the settlement and release of claims pursuant to Sections 1 and 2, (b) the six Convertible Notes surrendered pursuant clause (i) through (vi) of Section 1(b) shall be reissued by Buyer to their respect holders as if they had never been surrendered for successor Convertible Notes hereunder, and (c) all rights, benefits, remedies, powers, covenants, obligations and liabilities of the Parties under or otherwise in respect of the APA and the Convertible Notes surrendered pursuant to clauses (i) through (vi) of Section 1(b) shall remain unchanged, as though this Agreement had never been executed and effective and the transactions contemplated hereby (other than pursuant to this Section 7) had never been consummated.

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Section 8. Specific Performance. Each of the Parties recognizes and affirms that in the event of breach by any of them of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, each of the Parties agree that any Party shall have the right to enforce its rights and the obligations of any other Party under this Agreement by an action or action for specific performance, injunction or other equitable relief to enforce or prevent any breach of the provisions of this Agreement. The rights under this Section 8 will not be exclusive of other rights and remedies existing in favor of an aggrieved Party, and will not be exclusive of actions for damages, unless the court, in awarding equitable relief, awards such relief on an exclusive basis.

Section 9. Entire Agreement. This Agreement and the other agreements expressly referred to herein set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, including all such agreements, arrangements and understandings between the Parties.

Section 10. Waivers and Modifications. This Agreement may be changed, extended, superseded or canceled, only by a written instrument executed by the Parties, and no waiver of compliance with any term or condition hereof shall be effected unless evidenced by an instrument in writing duly executed by the proper Party.

Section 11. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) upon receipt, if it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) two days after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (c) two Business Days following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to Seller:                                               (d) EM
Mr. Frank Alexander                                         Mr. Earl Martin, Sr.
499 Harding Lane                                            216 Buckingham
Moody, Texas 76557                                          Hewitt, Texas 76557

If to Seller Shareholders:                                   (e) GM
(a) FA                                                       Mrs. Gloria Martin
Mr. Frank Alexander                                          216 Buckingham
499 Harding Lane                                             Hewitt, Texas 76557
Moody, Texas 76557

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(b) JE                                                      (f) LH
Mr. James Evans                                             Mrs. Lillian Hauke
3008 Bay Shore Lane                                         99 River Ridge Drive
Suffolk, VA 23435                                           Waco, Texas 76705

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(c) TH                                       In respect of any notice to Seller,
Mr. Thomas Hauke                             Seller Shareholders, GM or LH,
99 River Ridge Drive                         with a copy to (which shall not
Waco, Texas 76705                            constitute notice):
                                             Naman, Howell, Smith & Lee, LLP
                                             900 Washington Avenue, 7th Floor
                                             Waco Texas 76703-1470
                                             Attention:  Wesley J. Filer
                                             Fax:  (254) 754-6331


If to Buyer:                                 With a copy to (which shall not
                                             constitute notice):
Ultralife Batteries, Inc.                    Arent Fox LLP
2000 Technology Parkway                      1050 Connecticut Avenue, N.W.
Newark, New York 14513                       Washington, D.C. 20036
Attention:  Chief Executive Officer          Attention:  Carter Strong
Fax:  (315) 331-7048                         Fax:  (202) 857-6395

         Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the Person for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

Section 13. No Assignment. This Agreement shall be binding upon the successors and permitted assigns of the Parties. No assignment of any rights or delegation of any obligations provided for herein may be made by any Party.

Section 14. Survival. All of the respective representations, warranties, acknowledgments, covenants and agreements of the Parties contained herein shall survive the Effective Date and Settlement Closing.

Section 15. Further Assurances. If at any time Buyer or Seller shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the Parties hereto shall execute and deliver any and all such agreements or other documents, and do all things necessary or appropriate to carry out fully the provisions hereof.

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Section 16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 17. Facsimiles. Facsimile copies of signatures on this Agreement shall be deemed originals for all purposes hereof and a Party may produce such copies, without the need to produce original signatures, to prove the existence of the Agreement on any proceeding brought hereunder.

Section 18. Expenses. Each Party shall pay its own costs and expenses in connection with this Agreement.

Section 19.       Principles of Construction and Certain Definitions.

     (a) Construction of this Agreement and Certain Terms and Phrases.

     (i) The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.

     (ii) Unless the context of this Agreement otherwise requires, (1) words of any gender include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (4) the terms "Section" and "Exhibit" refer to the specified Section and Exhibit, respectively, of this Agreement.

     (iii) The word "including" is not exclusive; if exclusion is intended, the word "comprising" is used instead.

     (iv) The word "or" shall be construed to mean "and/or" unless the context clearly prohibits that construction.

     (v) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     (b) Certain Defined Terms. As used in this Agreement, the following defined terms have the meanings ascribed to them below.

     (i) "Agreement" means this Settlement Agreement by and among the Parties, including Exhibits A, B and C.

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     (ii) "Business Day" means any day, other than a Saturday or Sunday, on which commercial banking institutions in New York, New York are open for the transaction of substantially all of their banking business.

     (iii) "Continuing APA Sections" means (1) any one or more of APA Sections
5.4 (Business Name Change) and 5.11 (Non-Competition), and (2) APA Sections 8.1(b) (Indemnification by Seller and Seller Shareholders), 8.3 (Right of Offset), 8.4 (Indemnification Procedures), and 8.5 (Indemnification Limitations) and APA Article X (In General), in each case with regard to such APA Sections and APA Article X only in respect of APA Sections 5.4 and 5.11.

     (iv) "Party" means any of Seller, FA, JE, TH, EM, GM, LH and Buyer.

     (v) "Person" means an individual, a corporation, an association, a partnership, a limited liability company, a joint stock company, an estate, a trust and any other entity, including governmental entity or other organization.

     (vi) "Released Claims" means (1) any and all claims of Buyer set forth in Buyer's Claim Letter, and (2) any and all other claims of Buyer including those claims that arose before or on the Effective Date and those that, but for this Agreement, would have arisen after the Effective Date, under or otherwise in respect of the APA other than under or otherwise in respect of one or more Continuing APA Sections.

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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

                  MCR Chargers, Ltd.
                  By:  MCR Chargers GP, Inc. as General Partner

                       By:     /s/Thomas Hauke
                               -----------------------------------------------
                               Thomas Hauke, President


                  /s/Frank Alexander
                  ------------------------------------------------------------
                  Frank Alexander

                  /s/James Evans
                  ------------------------------------------------------------
                  James Evans

                  /s/Thomas Hauke
                  ------------------------------------------------------------
                  Thomas Hauke

                  /s/Earl Martin, Sr.
                  ------------------------------------------------------------
                  Earl Martin, Sr.

                  /s/Gloria Martin
                  ------------------------------------------------------------
                  Gloria Martin

                  /s/Lillian Hauke
                  ------------------------------------------------------------
                  Lillian Hauke



                   Ultralife Batteries, Inc.


                   By:   /s/John D. Kavazanjian
                         -----------------------------------------------------
                         John D. Kavazanjian
                         Chief Executive Officer and President

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                    McDowell Research Co., Inc.


                    By:  /s/Peter F. Comerford
                        ------------------------------------------------------
                    Name:  Peter F. Comerford
                           ---------------------------------------------------
                    Title:  Secretary
                           ---------------------------------------------------

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